EXHIBIT 99.1


         Semtech Receives Confirmation of Nasdaq Compliance

    CAMARILLO, Calif.--(BUSINESS WIRE)--April 25, 2007--Semtech Corp. (Nasdaq:SMTC), a leading supplier of analog and mixed-signal semiconductors for communications, portable devices, computers, and industrial equipment, today announced that it has received written confirmation from The Nasdaq Stock Market that the Company has demonstrated compliance with all Nasdaq Marketplace Rules and that the Company's securities will continue to be listed on the Nasdaq Global Market.

    About Semtech

    Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications.

    CONTACT: Semtech Corporation
             Investor Relations Contact:
             Todd German, 805-480-2004